EXHIBIT 99.1

For Release: November 19, 2009

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI announces $28.25 million purchase/leaseback transaction of five assisted living facilities with Bickford Senior Living

MURFREESBORO, Tenn. - National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $28.25 million purchase/leaseback transaction with Bickford Senior Living and its affiliates (“Bickford”)  involving four assisted living facilities in Michigan and one in Illinois.  The assisted living communities are two to three years old totaling 216 units and attract 100% private payment for services.  The purchase price was funded from NHI’s accumulated cash liquidity and includes $3 million in contingent payments to be made over the next three years based on Bickford’s expected achievement of certain operational measures.  The five facilities are being leased to Bickford over 15 years at an initial lease rate of 9.5% plus annual fixed escalators.  Bickford Senior Living, headquartered in Olathe, Kansas, operates over 40 assisted living, independent living and memory care facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Nebraska and Michigan.  The purchase/leaseback of the Bickford facilities brings NHI’s total 2009 year-to-date new investments in long-term care real estate and mortgages to $88.6 million.

Justin Hutchens, NHI President and COO stated, “NHI has made this high-quality investment in the Bickford properties based on the need-driven demand characteristics of the assisted living operating model, their newer properties in solid markets, Bickford’s strong operational performance and the double-digit yield on our investment over the life of the lease.  Bickford has gained a reputation since their founding in 1992 for being a premier provider of assisted living, independent living and memory care services.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve 130 properties in 19 states and include skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, residential projects for the developmentally disabled and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.